UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON DC 20549

                                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                 Commission File Number   33-4882-D

                 Clancy Systems International, Inc.
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        (Exact Name of registrant as specified in its charter)

   2250 S. Oneida St., Suite 308,  Denver, CO 80224         303 753-0197
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common
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(Titles of all other classes of securities for which a duty to file reports under section (13(a) or 15 (d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                       Rule 12g-4(a)(1)
                       Rule 12g-4(a)(2)         X
                       Rule 12h-3(b)(1)(i)
                       Rule 12h-3(b)(1)(ii)
                       Rule 15d-6

     Approximate number of holders of record as of the certification or
notice date:    415

     Pursuant to the requirements of the Securities Exchange Act of 1934 Clancy Systems International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 11, 2009              By:  /s/ Stanley J. Wolfson
                                               Stanley J. Wolfson
                                               President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
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